UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report: April 1, 2007

(Date of earliest event reported)

AmericanWest Bancorporation

(Exact Name of Registrant as Specified in Its Charter)

Washington	0-18561	91-1259511
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

41 West Riverside Avenue, Suite 400

Spokane, WA 99201

(Address of Principal Executive Offices)(Zip Code)

(509) 467-6993

(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information

Item 2.01	Completion of Acquisition or Disposition of Assets

On April 1, 2007, AmericanWest Bancorporation (the “Company”) completed the acquisition of Far West Bancorporation (“Far West”) and its principal operating subsidiary, Far West Bank. Immediately following the completion of the transaction, Far West Bank was merged with and into the Company’s principal operating subsidiary, AmericanWest Bank.

The consideration paid to Far West shareholders was valued at $150 million and included $30 million and cash and approximately 5.7 million shares of the Company’s common stock.

Section 5 — Corporate Governance and Management

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

In accordance with the terms of the Agreement and Plan of Merger (“Merger Agreement”) by and between the Company and Far West, two former Far West directors were appointed as directors of the Company effective April 1, 2007. They are:

Ivan T. Call, former Chairman of the Board of Far West, and a retired professor of the Brigham Young University School of Business Administration.

H. Don Norton, former President and Chief Executive Officer of Far West.

Dr. Call will serve as a member of the Audit and Compliance Committee and Mr. Norton will serve as a member of the Corporate Governance Committee. Both Dr. Call and Mr. Norton will be included as nominees for election as directors at the Company’s 2007 annual meeting of shareholders and both were also appointed as directors of AmericanWest Bank effective April 1, 2007.

Concurrently with the execution of the Merger Agreement, American West Bank entered into an employment agreement with Mr. Norton. The employment agreement became effective April 1, 2007, upon completion of the merger, and has a two-year term. Under the terms of the employment agreement, Mr. Norton will serve as a regional director of AmericanWest Bank and be entitled to an annual base salary of $150,000 per year, general welfare benefits available to all full-time employees and an incentive bonus of up to $100,000 if certain performance targets are met as of April 1, 2008. This agreement was filed as an Exhibit 10.2 to the Company’s Form 10-K filed on October 19, 2006.

In addition, AmericanWest Bank assumed the liability for other compensatory agreements between Mr. Norton and Far West Bank. These include an Amended Executive Supplemental Compensation Agreement, Amended and Restated Joint Beneficiary Designation Agreement and Long-Term Care Agreement. Under the terms of the Amended Supplemental Compensation Agreement, Mr. Norton will receive an annual benefit of $133,486 payable in equal monthly installments commencing upon retirement after attaining the age 65. The benefit will be paid until Mr. Norton’s death, with no rights of survivorship, and will increase by 1% each year after retirement. Under the terms of the Joint Beneficiary Designation Agreement, Mr. Norton’s designated beneficiary will receive a benefit equal to the lesser of a prescribed amount set forth in the agreement or the net at-risk portion of total proceeds from designated life insurance policies upon his death. The initial benefit amount is approximately $1.3 million and will be reduced, in accordance with the agreement, upon Mr. Norton attaining the age of 70 and 80. Under the terms of the Executive Long Term Care Agreement, Far West Bank purchased a single-premium long-term insurance care policy for the benefit of Mr.

Norton. Mr. Norton became fully vested in his ownership of this insurance policy upon completion of the merger.

AmericanWest Bank assumed the liability associated with certain compensatory agreements between Dr. Call and Far West Bank. These include a Director Supplemental Compensation Agreement and a Director Long-Term Care Agreement. Dr. Call was fully vested in the benefit under the Director Supplemental Compensation Agreement prior to completion of the merger and will receive monthly payments of $1,667 for 60 months commencing in May, 2007. Under the terms of the Director Long Term Care Agreement, Far West Bank purchased a single-premium long-term insurance care policy for the benefit of Dr. Call. Dr. Call became fully vested in his ownership of this insurance policy upon completion of the merger.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

The Company’s Bylaws were amended effective April 1, 2007 in order to accommodate the appointment of Ivan T. Call as a director, as noted in Item 5.02 above, and to provide the Company with continuity following a merger in the event the board of directors feels it necessary or desirable in any given instance. Article 3.2.3 of the Bylaws has been restated as follows:

“No Director shall be eligible for election as a director who is 72 years of age or old, and shall resign his or her position as a Director on or before the annual meeting following his or her 72nd birthday; provided, however, that in the event of a merger with another corporation with and into the Corporation, for purposes of achieving desired continuity one or more directors of the merging corporation who has already attained the age of 72 may be appointed by the Board upon the affirmative vote of a majority of the Directors of the Corporation to serve until the next annual meeting of shareholders and, in addition, may be nominated for election at such annual meeting to serve one additional term as a Director of the Corporation.”

Section 7 — Regulation FD

Item 7.01	Regulation FD Disclosure

On April 2, 2007, the Company issued a press release announcing the completion of its acquisition of Far West Bancorporation. A copy of the press release is attached hereto as Exhibit 99.1.

On March 28, 2007, the Company reported on a Form 8-K that the employment of its Chief Financial Officer, Diane L. Keller, was terminated effective March 27, 2007. The termination of Ms. Kelleher was considered an involuntary termination without cause under the terms of her employment agreement. The decision to terminate Ms. Kelleher’s employment was made in connection with a staff reduction initiative, which was announced on March 6, 2007 during the Company’s presentation at the Sandler O’Neill & Partners West Coast Financial Services Conference. The Company expects to incur an after-tax charge of approximately $0.02 per diluted share during the first quarter of 2007 for severance costs related to the staff reduction initiative.

Section 9 — Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements for Far West Bancorporation (Exhibit 99.2)

(b)	Not applicable.

(d)	Exhibits.

99.1	Press Release dated April 2, 2007

99.2	Audited Financial Statements for Far West Bancorporation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AmericanWest Bancorporation
(Registrant)

Dated: April 2, 2007	By:	/s/ Patrick J. Rusnak
Patrick J. Rusnak
Chief Operating Officer